Exhibit 99.1

URBAN OUTFITTERS, INC.

Urban Outfitters Announces Retirement of John E. Kyees and

Appointment of Eric Artz as Chief Financial Officer

Philadelphia, PA – December 17, 2009

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters, Inc. Announces the Retirement of John E. Kyees and

Appointment of Eric Artz as Chief Financial Officer

PHILADELPHIA, December 17, 2009 (GLOBENEWSWIRE) — Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Leifsdottir, Terrain and Urban Outfitters brands, today announced that John E. Kyees, Chief Financial Officer, will retire and be succeeded by Eric Artz on February 1, 2010. Mr. Kyees, 63, who most recently helped URBN successfully navigate the most challenging retail environment in decades, has been with the Company since 2003.

Glen T. Senk, Chief Executive Officer, said “John has been an invaluable partner to me and the executive leadership team during his six-year tenure at the Company. Our organization congratulates him on a stellar 33-year career in retail and wishes him a wonderful retirement.” Mr. Kyees will assume the role of Chief Investor Relations Officer on February 1, 2010 through the date of his anticipated retirement on June 30, 2010, and will assist the new Chief Financial Officer in his transition.

Eric Artz, 42, will join the Company on February 1, 2010 from VF Corporation, where he has served as Chief Financial Officer of VF Contemporary Brands for two years. Mr. Artz also served as Chief Operating Officer and Chief Financial Officer of Seven For All Mankind, LLC from November 2006 through August 2007. Mr. Artz had been Vice President of Operations for VF Outdoor from June 2003 through October 2006, and since joining VF Corporation in 1992, served in several financial and operational positions for its divisions in the United States, Europe and Japan. Prior to joining VF Corporation, Mr. Artz worked as an accountant for Ernst & Young in their audit department. Mr. Artz earned his BS in accounting from Albright College and is a Certified Public Accountant.

Mr. Senk commented, “Eric is an outstanding leader with a tremendous depth of multi-brand, multinational financial and operational experience. I am confident that he will be a tremendous asset to our Company as we continue to execute our ambitious growth strategies.”

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 151 Urban Outfitters stores in the United States, Canada, and Europe, two web sites and a catalog; 133 Anthropologie stores in the United States and Europe, a web site and catalog; Free People Wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 34 Free People stores, a web-site and catalog; Leifsdottir Wholesale, which sells its product to approximately 100 specialty stores and department stores; and 1 Terrain garden center as of October 31, 2009.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.